Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Sandy Berry
Tecumseh Products
734-585-9507
Investor.relations@tecumseh.com
Janice E. Stipp Joins Tecumseh Products Company
as Executive Vice President and Chief Financial Officer
ANN ARBOR, Mich. — October 18, 2011 — Tecumseh Products Company (NASDAQ — TECUA, TECUB), a leading global manufacturer of compressors and related products, announced today that Janice E. Stipp has been named executive vice president and chief financial officer, effective immediately. Stipp has experience with manufacturing companies at the CFO level and as a strategic advisor.
“Stipp’s background in finance makes her a great fit for this role” said Jim Connor, Chief Executive Officer. “I am excited to welcome her to our team and look forward to her contributions.”
Stipp brings operational, financial and leadership skills to Tecumseh Products. As Chief Financial Officer at various private equity firms since 2007, she was a key member of the senior management team, developing strategic direction and tactical plans. Prior to 2007, Stipp spent over 20 years in the automotive industry in various financial roles.
Stipp has her MBA from Wayne State University and is a Member of the American Institute of Certified Public Accountants.
About Tecumseh Products Company
Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s Website at www.tecumseh.com.

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